Exhibit 10.1

[***] = CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL, (II) IS THE TYPE THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, AND (III) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

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MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (this “Agreement”) is made as of the date of last signature below (the “Effective Date”) by and between Charles River Laboratories, Inc., a Delaware corporation with a business address at 251 Ballardvale Street, Wilmington, Massachusetts 01887 (“Company”) and FibroBiologics, Inc., a Delaware corporation with a business address at 455 East Medical Center Boulevard, Suite 300, Houston, TX 77598 (“Sponsor”).

BACKGROUND

Company is a contract research and manufacturing organization engaged in providing products and services including without limitation, discovery and development services, preclinical testing services, scientific and regulatory consulting, and research models and related services. Sponsor desires Company to provide and Company agrees to provide the services described in this Agreement (the “Services”) pursuant to the terms and conditions of this Agreement. The Services shall consist of individual studies or consultations (each, a “Study”) defined in the Supporting Documents (as hereinafter defined). In consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. The Study; Services. Company shall render the Services as set forth in a Protocol and/or Statement of Work (the Protocol and/or Statement of Work, are collectively referred to as the “Supporting Documents”). A “Protocol” and/or “Statement of Work” shall mean an attachment to this Agreement describing the nature, design and scope of a Study and the schedule of work to be performed or Services to be performed by Company for Sponsor, and in the case of a Statement of Work, also sets forth the price, fees and payment schedule. In the event of a conflict between the terms contained in the Supporting Documents and this Agreement, the terms of this Agreement shall control, unless specifically agreed upon to the contrary in the Supporting Documents. The Supporting Documents when signed by Company and Sponsor shall be incorporated into and made a part of this Agreement.

2. Conduct of Services.

2.1. Company will maintain industry standards of professional conduct in the performance of the Study and in the preparation of all related reports. Company and Sponsor will adhere to all material government laws, rules and regulations applicable to the conduct of the Services or a Study (“Applicable Law”). If applicable, and as set forth in the Supporting Documents, Company will perform the Study in compliance with the current good laboratory practices or the current good manufacturing practices of the appropriate governmental regulatory agencies.

2.2. [Reserved]

2.3. [Reserved]

2.4. In addition to the terms and conditions contained herein, all development and manufacturing Services including non-commercial manufacture of cell and/or gene therapy products (“CDMO Services”), will be performed in accordance with the terms and conditions set forth on EXHIBIT A attached hereto and made a part hereof.

2.5. [Reserved]

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2.6. [Reserved]

2.7. “Affiliate(s)” means, with respect to either Sponsor or Company, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Sponsor or Company, as applicable. As used herein, “control” means (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors; and (ii) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than fifty percent (50%) of the members of the governing body of such non-corporate entity.

2.8. Company will conduct a Study in accordance with the Supporting Documents, which may be amended from time to time upon the mutual agreement of Company and Sponsor. Except as set forth in this Section 2.8, Company agrees not to intentionally change or deviate in any material manner from the Supporting Documents without Sponsor’s prior written approval.

2.9. Nothing in this Agreement prevents Company from carrying out similar services for any other party, provided that such services will not conflict with the provision of Services under this Agreement.

2.10. Company may subcontract any part of the Services to a non-Affiliate third party provided that:

(i)	such subcontracted Services are agreed in the relevant Supporting Documents.

(ii)	such Services are performed in accordance with this Agreement and the relevant Supporting Documents; and

(iii)	Company shall remain fully responsible to Sponsor for the performance of such Services.

Affiliates of Company may perform Services pursuant to this Agreement and Affiliates of Sponsor may request Services. In the event that an Affiliate of Company performs any part of the Services, invoices for such Services may be issued to Sponsor directly by the Affiliate of Company in the currency specified in the relevant Supporting Documents or as otherwise agreed in writing between the parties. Sponsor shall pay such invoices directly to the relevant Affiliate. References to Company and Sponsor in this Agreement shall include their respective Affiliates as appropriate.

3. Test Articles. If applicable, Sponsor will provide Company, within the time-frame set forth in the applicable Supporting Documents, with sufficient amounts of all compounds, reagents, cell lines, materials, or other substances meeting relevant specifications (“Test Articles”) with which to perform the Services, together with, such complete and accurate data and instructions as are necessary to apprise Company of the identity, strength, purity, stability and composition or other appropriate characteristics of each batch, proper storage and safe handling requirements of the Test Articles, including a Material Safety Data Sheet (MSDS) or equivalent documentation. In addition, if applicable, Sponsor will provide Company certification that the methods of synthesis, fabrication, or derivation of the Test Article had been documented by Sponsor. All costs associated with shipping the Test Articles to Company shall be the responsibility of Sponsor, and Company shall not be responsible for any loss, damage or destruction of the Test Articles while in transit. The import and export of technical data or Test Articles may be subject to the receipt of any necessary import and/or export licenses, permits or consents by the importing and/or exporting party. Sponsor shall not provide or send to Company any Test Articles until all required licenses, consents and permissions have been received by Sponsor.

Sensitivity: Internal & Restricted

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4. Personnel. Company will arrange for experienced, qualified, and appropriately licensed personnel to support and perform Company’s obligations under this Agreement. Company represents that none of its employees (or the employees of any Affiliate) who are to perform Services or participate in a Study have been debarred, suspended or are otherwise ineligible to participate in any Federal Health Care Program, as defined in 42 U.S.C. § 1320a-7b(f), are excluded from any federal contracting by the U.S. General Services Administration, and/or are debarred by the U.S. Food and Drug Administration pursuant to 21 U.S.C. § 335a (a) or (b). To the best of Company’s knowledge, none of its or its Affiliates’ employees who are to perform Services or participate in a Study are under consideration to be debarred, are debarred, or suspended by the U.S. Food and Drug Administration

5. Inspections.

5.1. Upon reasonable advance written notice, Company will permit Sponsor and/or its designated representatives (provided such representatives are not competitors of Company), during normal business hours and at mutually agreeable times, to visit Company facilities where the Services are being provided or a Study is taking place to monitor Company’s performance of the Services or a Study.

5.2. Company will notify Sponsor as soon as practical in the event of any regulatory inspection of Company’s facilities that directly impact the performance of the Services or a Study. In the event of an inspection of Sponsor’s Study by a regulatory or administrative agency, Company will, to the extent permissible under Applicable Law, consult with and allow Sponsor to review and comment on any responses to such agency related to the inspection, provided however the final response shall be in Company’s sole discretion.

5.3. To the extent that Sponsor engages a third party to perform any services related to a Study, Sponsor shall provide all information requested by Company regarding such services, including, without limitation, all information regarding regulatory and quality assurance sufficient to enable Company to comply with its own regulatory and/or quality assurance obligations. If any Study activities are subcontracted by Sponsor, Sponsor will be responsible for qualification of these subcontractors to ensure they meet all required standards and regulations.

6. Records and Reports.

6.1. Company will keep complete and accurate records of the status and progress of the Services or any Study as required by the Supporting Documents and Applicable Law.

6.2. Provided that Sponsor is not in financial default under this Agreement or under any of the Supporting Documents, Company will furnish a report or data containing information specified in the Supporting Documents. All reports will be prepared in the standard format of the Company unless otherwise specified in the Supporting Documents or as otherwise agreed to by the parties.

6.3. All raw data, study documentation, protocols, interim and final reports, and specimens generated as a result of the Services or a Study are the Sponsor’s property. At Sponsor’s cost and expense, if Applicable Law or Sponsor requires Sponsor’s property (the “Deliverables”) to be held by Company, Company shall archive the Deliverables as agreed upon in the Supporting Documents and in accordance with Company’s standard archiving terms and conditions set forth on EXHIBIT B attached hereto and made a part hereof. Upon reasonable advance notice, provided that Sponsor is not in financial default under this Agreement or under any of the Supporting Documents, Sponsor shall be provided reasonable access to such archived material, and shall have the right to obtain photocopies of the Deliverables at Sponsor’s expense.

6.4. In the event Company provides electronic access to the Study data, records, reports and other documentation and Sponsor elects to use such electronic access, the use of such electronic access shall be governed by Company’s standard electronic access terms and conditions which may be accessed via Company’s website.

Sensitivity: Internal & Restricted

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7. Compensation.

7.1. Sponsor will pay Company as set forth in the Supporting Documents. All invoices are due and payable [***] from Sponsor’s receipt of the invoice, and Sponsor agrees to pay all undisputed invoices submitted. All amounts will be in USD unless otherwise set forth in the Supporting Documents. All amounts not paid by Sponsor when due shall accrue interest from the applicable due date until paid, at the rate of [***] per month. Sponsor will be liable for payment of reasonable costs and expenses incurred by Company in the collection of any overdue payment amount, including, without limitation, reasonable costs and expenses incurred by Company resulting from the use of a third-party collection agency. Company may elect to cease or suspend Services in progress or withhold required reports or other Deliverables and products if Sponsor does not make payments when due and payable on any undisputed invoice. If Sponsor has a good faith dispute regarding a Company invoice submitted to Sponsor, Sponsor may withhold payment for the disputed services, provided that Sponsor pays the undisputed amount and notifies Company in writing of the specific amount and nature of the dispute within [***] from the date of Sponsor’s receipt of the Company’s invoice.

7.2. All applicable termination, delay, suspension or cancellation fees will be set forth in the Supporting Documents.

7.3. [Reserved.]

7.4. All amounts stated in this Agreement to be payable by any party are stated exclusive of any VAT, sales, use excise, goods and services tax or any other similar tax which may be chargeable on those amounts and the amount of any tax shall be payable upon receipt of a valid tax invoice.

8. Confidentiality.

8.1. The parties and/or their respective Affiliates (each, a “disclosing party”) may exchange proprietary and confidential information with each other and/or their respective Affiliates (each, a “receiving party”) during the term of this Agreement, including without limitation, the existence and terms of this Agreement. The disclosing party will identify, in writing, such information as confidential and/or proprietary. If a disclosing party intends to disclose confidential information to the receiving party orally, the disclosing party shall (i) alert the receiving party of the confidential nature of the disclosure prior to the disclosure and (ii) provide written notice to the receiving party of the confidential nature and contents of such disclosure within [***] of the original disclosure. Notwithstanding the foregoing, information which is orally or visually disclosed to the receiving party by the disclosing party, or is disclosed in writing without an appropriate letter, proprietary stamp or legend, shall constitute confidential information if the confidential nature of such information would be apparent to a reasonable person, familiar with the disclosing party’s business and industry in which it operates. Each receiving party will use its commercially reasonable efforts to maintain such information in confidence and will employ reasonable and appropriate procedures to prevent its unauthorized publication or disclosure. Except as expressly authorized in writing, the receiving party shall not use the disclosing party’s proprietary or confidential information for any purpose other than in performance of this Agreement. The receiving party shall disclose proprietary or confidential information received by it under this Agreement only to its directors, officers, employees, agents, representatives, contractors and consultants and those of its Affiliates (“Representatives”) who have a need to know such proprietary or confidential information in the course of the performance of their duties and who are bound to protect the confidentiality of such proprietary or confidential information by terms at least as stringent as those contained herein. In the event of site visits to a disclosing party’s facilities, each receiving party agrees to protect any confidential information with which such receiving party’s representatives may come in contact, by any means and for whatever purpose, during visits to the disclosing party’s facilities. Each receiving party agrees to communicate the substance of this provision to any of its employees and representatives that will be visiting the disclosing party’s facilities. During any monitoring, audit or inspection of Company, receiving party agrees not to (a) take photographs or use any other method of recording information regarding the site; (b) access or attempt to access or view any of the work product or network systems that are being used by Company without the express permission and in the presence of the Company representative that is hosting the audit; or (c) remove any document, equipment or other materials from the study monitoring or audit without Company’s prior written permission. Sponsor party acknowledges that the confidential information during any remote audit may be transmitted over public networks during a remote audit and agrees to notify Company of any unauthorized use of the confidential information immediately upon becoming aware of such unauthorized use. The obligations of confidentiality and restricted-use set forth in this Section 8 will survive the termination or expiration of this Agreement for a period of [***], provided that with respect to trade secrets disclosed, then the obligations of confidentiality and restricted-use will survive for so long as such information constitutes a trade secret under applicable law (whichever period is longer), and shall be binding upon such party’s successors and permitted assigns.

Sensitivity: Internal & Restricted

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8.2. The confidential and restricted use provisions of this Section 8 shall not apply to any part of such information, which:

a)	is known to the receiving party at the time it was obtained from the disclosing party;

b)	is acquired by the receiving party from a third party, and such third party did not obtain such information directly or indirectly from the disclosing party under an obligation not to disclose, to the best of the receiving party’s knowledge;

c)	is or becomes published or otherwise in the public domain other than by a breach of this Agreement by the receiving party;

d)	is independently developed by the receiving party without reference to or reliance upon the confidential information provided by the disclosing party; or

e)	is required to be disclosed by the receiving party to comply with applicable laws or governmental regulations; or the rules of any stock exchange; provided that the receiving party provides, to the extent legally permissible, prompt written notice of such requirement to the disclosing party and cooperates with the disclosing party’s reasonable and lawful actions to avoid and/or minimize the extent of such disclosure, all at the disclosing party’s expense.

8.3. The parties agree that confidential information is not deemed to be in the public domain merely because any part of the confidential information is embodied in general disclosures or because individual features, components, or combinations are now, or become, known to the public. Each party acknowledges that it is aware (and that its Representatives have been advised) that the United States and other applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Sensitivity: Internal & Restricted

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8.4. To the extent applicable, any transfer, storage, use and processing of personal data shall be made in accordance with the Data Protection Addendum set forth in EXHIBIT C attached hereto and made a part hereof.

9. Use of Names.

Neither party will use the other party’s name or the name of any employee of the other party in any advertising, packaging, promotional material, or any other publicity relating to this Agreement, without the prior written approval of the other party. Except as may be required by applicable law, rule or regulation (including, to the extent applicable, the United States Securities and Exchange Commission and the rules and regulations of the Nasdaq Stock Market and New York Stock Exchange), neither party will make any public announcement of any information regarding this Agreement or any agreement related hereto without the prior written approval of the other party, which such approval shall not be unreasonably withheld, delayed or conditioned. Once any written statement is approved for disclosure by the parties or information is otherwise made public in accordance with the preceding sentence, either party may make a subsequent public disclosure of the contents of such statement without further approval of the other party.

10. Warranties.

10.1. Sponsor warrants that it owns all rights, title and interest in or otherwise has the right to use the Test Articles and the intellectual property related thereto, that to the best of its knowledge no intellectual property rights of any third party were infringed in making such Test Articles or will be infringed in providing such Test Articles to Company, and that to the best of its knowledge Company’s use of any and all such Test Articles in connection with the Services will not infringe the intellectual property rights of any third party. In the event the Services require the use of commercially available compounds, Test Articles, or a target, compound, reagent, cell line, construct, process, or methodology which has been specifically requested by Sponsor, Sponsor agrees that Sponsor will be solely responsible for obtaining all licenses required by third parties as necessary for Company to perform the Services and for Sponsor’s use of Deliverables and that Company has no liability to Sponsor in respect of any infringement or alleged infringement of third party intellectual property rights.

10.2. Company warrants that the Services shall conform to the specifications or descriptions set forth in the Supporting Documents, Applicable Law, and the current material applicable standards, regulations and procedures of the appropriate regulatory agencies. Company does not warrant or represent that the results of the Services will be acceptable to any regulatory or governmental agency to which they are presented, that the products will meet release specifications or that the results of the Services will enable Sponsor to further develop, market or otherwise exploit the Test Articles, product or Deliverables, or any other product or service. This Agreement is to carry out experimental research and for the use of experimental materials whose properties and safety may not have been established. Accordingly, specific results cannot be guaranteed and any delivered items provided by Company to Sponsor under this Agreement are provided ‘AS IS’ and without any express or implied warranties, representations or undertakings, except as set forth above.

10.3. THE WARRANTY BY COMPANY SET FORTH IN SECTION 10.2 ABOVE IS IN LIEU OF ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FOR NON-INFRINGEMENT OF A PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT.

Sensitivity: Internal & Restricted

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11. Limitation of Liability.

11.1. Neither party will be liable for penalties or liquidated damages or for special, indirect, consequential, punitive, exemplary or incidental damages of any type or kind (including, without limitation, lost profits) regardless of whether any such losses or damages are characterized as arising from breach of contract, breach of warranty, tort, negligence, strict liability or otherwise, even if a party is advised of the possibility of such losses or damages, or if such losses or damages are foreseeable.

11.2. [***] both parties liability under this Agreement, regardless of the form of action, shall be limited to [***].

11.3. Subject to the limitations set forth in this Section 11, in the event that Company commits a breach of the warranty set forth in Section 10.2 above, Company’s sole liability, and Sponsor’s sole remedy shall be for Company to [***].

11.4. Nothing in this Agreement shall exclude a party’s liability for any liability which cannot be excluded or restricted by Applicable Law.

12. Indemnities.

12.1. Company will defend, indemnify, save and hold harmless Sponsor and its Affiliates for which Company performs Services or a Study and their respective directors, officers, and employees from and against any third party claims, demands, suits, actions, causes of action, losses, damages, fines and liabilities, including without limitation reasonable attorneys’ fees and any costs and expenses associated with each party’s compliance with a subpoena or other similar legal request related to the Services or a Study (“Claims”) arising out of or in connection with or attributable to Company’s [***].

12.2. Sponsor will defend, indemnify, save and hold harmless Company and its Affiliates and their respective directors, officers, and employees from and against any Claims arising out of or in connection with or attributable to [***].

Sensitivity: Internal & Restricted

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13. Ownership. Any intellectual property and technology utilized for carrying out the Services hereunder which is owned or controlled, or licensed by Company and relates to the conduct of Company’s business (“Company IP and Technology”) are and shall remain Company’s exclusive property. Company IP and Technology includes inventions, technology, trade-secrets, know-how, data (aggregated and control), forms, products, biological and chemical materials and documents that are generally used by Company in its product and service offerings, including improvements or expansions thereof generated in the course of Company’s business. Deliverables arising from Services, and any discoveries or inventions (whether patentable or not) embodied or disclosed therein, shall be the exclusive property of Sponsor (“Sponsor IP and Technology.) Company acknowledges and agrees it shall have no right, ownership, title or interest in any Sponsor IP and Technology or any intellectual property of Sponsor that was Sponsor’s prior to the date of this Agreement, that was provided to Company by Sponsor during the term of this Agreement, any improvements to Sponsor’s intellectual property, and any of the results and/or deliverables provided to Sponsor by Company under any Statement of Work or Study. Company hereby agrees to assign and assigns all right, title and interest in any such results and/or deliverables, any discoveries and inventions embodied in any such results and/or deliverables, and any improvements to Sponsor’s intellectual property. Company agrees to assist Sponsor in securing for Sponsor any patents, copyrights or other proprietary rights in such discoveries or inventions, and to perform all reasonable acts that may be required to vest in Sponsor all right, title and interest in the Sponsor IP and Technology, and Company shall be compensated for such assistance. All activities establishing Sponsor’s rights therein shall be Sponsor’s responsibility. Company may retain and curate anonymized and aggregated data resulting from output of the Services performed after the Effective Date (“Output”) for internal use for the purposes of personnel training, or to develop and/or improve Company products and services including, but not limited to, developing, testing and/or validating artificial intelligence or machine learning algorithms, provided that all such Output shall be subject to de-identification, anonymization, or aggregation with other similarly curated records and no identifiable characteristics of the Sponsor, Test Articles, or study designs shall be revealed. Company will have the right to develop improvements in service and technology platforms related to preclinical drug discovery, biologics manufacturing or pharmaceutical lot release testing.

14. Insurance. Each party shall carry and provide to the other upon request, a copy of its insurance certificate evidencing insurance sufficient to cover its interest or potential liabilities under this Agreement including, but not limited to worker’s compensation, if applicable, and comprehensive general liability.

15. Force Majeure. Except with respect to the payment of monies due under this Agreement, neither party shall be considered in default of the performance of any obligation under this Agreement to the extent that the performance of such obligation is prevented or delayed by fire, flood, earthquake, hurricane, explosion, disease, pandemic, contamination, strike, acts of terrorism, war, insurrection, embargo, widespread material shortages, government requirement, changes in Applicable Law, civil or military authority, act of God, or any other event, occurrence or condition which is not caused, in whole or in part, by that party, and which is beyond the reasonable control of that party.

16. Term and Termination.

16.1. This Agreement will commence on the Effective Date and will continue for 5 years from the Effective Date or until terminated by the parties as set forth below.

16.2. Sponsor may terminate Services, Statements of Work, and/or this Agreement at any time at its sole discretion for any reason upon ninety (90) days prior written notice to Company.

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16.3. Company may terminate this Agreement at any time at its sole discretion for any reason upon ninety (90) days prior written notice to Sponsor; provided, however, that all Statements of Work that are in effect, and all ongoing Services thereunder, will remain in effect, and the terms of this Agreement will continue to apply to them as if this Agreement is still in effect. Following termination of this Agreement no new Statements of Work will be entered into by the parties, unless mutually agreed to otherwise in writing by the parties.

16.4. Either party may terminate Services, Statements of Work, and/or this Agreement at any time upon ninety (90) days prior written notice to the other party, for material breach of this Agreement by the other party if such breach is not remedied within the ninety (90) notice period or if such breach is not capable of cure within such ninety (90) day period.

16.5. If Services are cancelled or terminated, then Sponsor shall pay Company for all Services rendered in accordance with this Agreement through the effective date of termination, together with (i) all non-cancellable costs incurred in connection with the Services (including additional commercially reasonable and necessary expenses incurred in connection with the shutdown of Services), (ii) any applicable termination fee or cancellation fee, if any, set forth in the Statements of Work, and (iii) all other fees, costs, and expenses accrued and payable to the Company as may be set forth in the applicable Statements of Work.

16.6. Upon termination, neither party will have any further obligations under this Agreement, except that (i) the liabilities accrued through the date of termination and (ii) the obligations which by their terms survive termination, including the applicable confidentiality, record keeping, regulatory compliance, intellectual property and indemnification provisions of this Agreement, shall survive the termination or expiration of this Agreement.

17. Employee Solicitation. The parties agree that, during the term of a Study and for a period of [***] thereafter, they will not solicit for hire or hire as an employee, or engage as an independent contractor, any person who has been involved in rendering services on the Study, without the prior written consent of the other party; provided, however, that this prohibition shall not apply to a general solicitation not targeted at the employees of the other party.

18. Dispute Resolution. The parties shall attempt, in good faith, to resolve through negotiations any controversy, claim, or dispute arising out of this Agreement. In the event that negotiations are not successful, the controversy, claim or dispute shall be submitted to third party mediation upon terms and a venue reasonably acceptable to the parties. If such claim, controversy or dispute is not resolved through mediation, upon written demand of either party, the claim, controversy or dispute shall be submitted to arbitration. Such arbitration shall take place in the State of Delaware and shall proceed in accordance with the laws of such jurisdiction and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), with any such proceeding in English and in front of a panel of three (3) arbitrators selected in an impartial manner by the AAA. A record and transcript of the proceedings shall be maintained. Any award shall be made in writing and in reasonable detail, setting forth the findings of fact and conclusion of law supporting the award. The determination of a majority of the panel of arbitrators shall be the decision of the arbitrators, which shall be binding regardless of whether one of the parties fails or refuses to participate in the arbitration. The decision shall be enforceable by a court of law, provided that the decision is supported by substantial fact and is without material error of law. All costs of such arbitration, except expert fees and attorneys’ fees, shall be shared equally by the parties.

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19. Miscellaneous.

19.1. Notices. All notices from one party to the other will be in writing and delivered, if to Company, to the address of the Affiliate performing the Services, with a copy to, Charles River Laboratories, Inc., 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel at legalnotices@crl.com, and, if to Sponsor, to the address first set forth above with a copy to contracts@fibrobiologics.com, or at such other address as either party may specify in writing to the other. Notices shall be sent by electronic mail, overnight courier, certified mail, return receipt requested, or by other means of delivery requiring a written acknowledged receipt. All notices shall be effective upon receipt.

19.2. Independent Contractor. The business relationship of Company to Sponsor is that of an independent contractor and not of a partner, joint venturer, employer, employee or any other kind of relationship. Company will be solely responsible for expenses and liabilities associated with the employment of its employees.

19.3. Assignment. This Agreement, and the rights and obligations under this Agreement, may not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign this Agreement to an Affiliate or in connection with the merger, consolidation or sale of substantially all assets related to the Services or Study.

19.4. Entire Agreement. This Agreement, together with its exhibits and Supporting Documents sets forth the entire agreement and understanding between the parties, superseding any and all previous statements, negotiations, documents agreements and understandings, whether oral or written, as to the subject matter of this Agreement; provided that it is hereby agreed, that certain Letter of Intent entered into between the parties and dated April 11, 2024, including any statements of work thereunder, is incorporated herein by reference such that the Services in progress or due thereunder will continue in effect under and subject to the terms and conditions of this Agreement as of the Effective Date. No modification or waiver of the provisions of this Agreement shall be valid or binding on either party unless in writing and signed by both parties. No waiver of any term, right or condition under this Agreement on any one occasion shall be construed or deemed to be a waiver or continuing waiver of any such term, right or condition on any subsequent occasion or a waiver of any other term, right or condition under this Agreement.

19.5. Severability. In the event that any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

19.6. Applicable Law. This Agreement will in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. Notwithstanding any provision to the contrary, any actions taken or refrained from by Company to comply with law, rule or regulation, including under any Supporting Document or quality agreement is not and will not be deemed a breach of any Company obligation under this Agreement or thereunder. The UN Convention on the International Sales of Goods (CISG) does not apply to this Agreement. This provision operates without prejudice to either party’s right to (or right to seek, as applicable) injunctive or other interlocutory relief in any court accepting jurisdiction to protect and enforce its intellectual property rights or breach of the confidentiality provisions of this Agreement.

Sensitivity: Internal & Restricted

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19.7. Recoverable Expenses. In the event any legal action is instituted to enforce any of the terms and provisions of this Agreement, the prevailing party in such legal action shall be entitled to recover all of its attorney’s fees and all other costs of litigation.

19.8. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Each party agrees that electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signatures mean any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to record, including facsimile, PDF or email electronic signatures.

19.9. Language of Agreement. The parties acknowledge that it is their express wish that this Agreement and all notices and other documents to be given or executed pursuant hereto be in English. This Agreement has been prepared jointly by the parties. In the event an ambiguity or question of intent or interpretation arises, no rule of strict construction will be applied against any party. The headings of this Agreement are included solely for convenience of reference only, do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement and will not control or affect the meaning or interpretation of any of the provisions of this Agreement. Whenever used in this Agreement, (a) the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders, (b) the word “or” has the inclusive meaning represented by the phrase “and/or”, unless the context expressly requires otherwise (e.g., if the word “either” is used in the applicable phrase); (c) the words “include,” “includes” and “including” or any similar expression are deemed to be followed by the phrase “but not limited to” and do not limit the generality of any description preceding such term even when not followed by such words. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed and delivered this Agreement as of the Effective Date.

Charles River Laboratories, Inc.		FibroBiologics, Inc.

By:	/s/ Kerstin Dolph	By:	/s/ Pete O’Heeron
Name:	Kerstin Dolph	Name:	Pete O’Heeron
Title:	Sr. Corporate Vice President–Global Manufacturing	Title:	Chief Executive Officer
Date:	19-Sep-2024	Date:	19-Sep-2024

List of Exhibits

Exhibit A – Supplemental Terms for CDMO Services

Exhibit B – Archive Terms and Conditions

Exhibit C – Data Protection Addendum – Business Contact Details